NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following security issued by Credit
Suisse AG (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

ELEMENTS due April 10, 2023 Linked to the Credit Suisse Global
Warming Index, Exchange Series (suspended: 2/26/2013)
Symbol: GWO, Average price 8.59.

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the above issue have been called for redemption. Accordingly, trading in the issue was suspended before the opening on such redemption date.